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                                                                   EXHIBIT 99.1

THE KNOT RECEIVES NASDAQ STAFF DETERMINATION

NEW YORK, NY (June 27, 2001) -The Knot Inc. (NASDAQ: KNOT), the nation's leading wedding resource, today stated it received a Nasdaq Staff Determination on June 21, 2001 that the Company failed to comply with the minimum bid price requirement for continued listing set forth in Marketplace Rule 4450(a)(5), and that its securities are, therefore, subject to delisting from The Nasdaq National Market. Further, on March 30, 2001, the Company received notification from Nasdaq that it failed to meet the minimum market value of public float requirement for continued listing also set forth in Marketplace Rule 4450(a)(2) and that the Company has until June 28, 2001 to comply with this requirement.

The Knot has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination concerning the minimum bid price requirement. According to Nasdaq procedures, the hearing date will be set, to the extent practicable, within 45 days of the request, and the Company's stock will continue to trade on The Nasdaq National Market pending the Panel's decision.

ABOUT THE KNOT
The Knot is the leading wedding resource providing a variety of online and offline products and services to couples planning their weddings and future lives together. The Knot Web site, at www.theknot.com, is the most trafficked wedding destination and offers comprehensive content, extensive wedding-related shopping, an online wedding gift registry and an active community. The Knot is the premier wedding content provider on America Online (AOL Keywords: Knot and weddings) and MSN.

The Knot publishes THE KNOT WEDDING GOWNS, a national wedding fashion magazine, and, through its subsidiary Weddingpages, Inc., publishes WEDDINGPAGES, regional wedding magazines in over 40 company-owned and franchised markets in the U.S. The Knot also authors a best-selling series of books on wedding planning with Broadway Books (a division of Random House) and, through another subsidiary, Click Trips, Inc., offers honeymoon booking and other travel services. The Knot is based in New York and has several other offices across the country.

This release may contain projections or other forward-looking statements regarding future events or the future financial performance of The Knot. These statements are only predictions and reflect the current beliefs and expectations of The Knot. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projection and beliefs upon which The Knot bases its expectations may change prior to the end of the quarter. Although these expectations may change, The Knot will not necessarily inform you if they do. The Knot's policy is to provide its expectations only once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) The Knot's unproven business model and limited operating history, (ii) The Knot's history of losses and expectation of significant losses for the foreseeable future, (iii) the significant fluctuation to which The Knot's quarterly revenues and operating results are subject, (iv) the seasonality of the wedding industry and (v) other factors detailed in documents The Knot files from time to time with the Securities and Exchange Commission, including its recent filings on Forms 10-K and 10-Q. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

IR CONTACT:
Heidi Dillmann
The Knot Inc.
212-219-8555 x. 1128
ir@theknot.com